Exhibit 10.5

Retirement Agreement and General Release and Waiver of Claims

This Retirement Agreement and General Release and Waiver of Claims (“Agreement”) is made by and between Robert Johnson (the “Employee,” “YOU” or “YOUR”) and Vertiv Group Corporation (which owns Vertiv Corporation) and Vertiv Holdings Co, Employee’s current employer (collectively, the “Company”) (each, a “Party” and, collectively, the “Parties”).

1.Resignation; Separation Pay and Benefits. YOU have informed the Company on the date hereof that YOU have resigned, effective as of December 31, 2022, all positions YOU hold with the Company and each of its subsidiaries, including any service on the Board (or similar governing body) of the Company and any of its subsidiaries. Specifically in consideration of YOUR signing this Agreement, which includes a full and complete release of claims, and subject to the limitations, obligations, and other provisions in this Agreement, Company agrees to provide the following:

a.Target Bonus. Your last day will be December 31, 2022 (the “Separation Date”). If YOU are, and at all times have been, in full compliance with the terms of this Agreement, the Company will pay YOU an amount equal to your performance bonus for calendar year 2022, if any, as determined in the Board’s sole discretion, that you would have otherwise been entitled to receive (if you remained employed by the Company through such payment date) based on the Company’s performance in 2022, less applicable taxes and withholdings, such payments being made with check(s) (or direct deposit voucher(s)) being mailed to YOUR home address. The bonus will be paid no later than March 15, 2023.

b.Equity Grants. YOUR unvested Restricted Stock Units (“RSUs”) as of the Separation Date will be forfeited by YOU. Subject to the last sentence of this paragraph, with respect to Stock Options that are vested on the Separation Date, you shall have three (3) years to exercise subsequent to the Separation Date. YOUR Stock Options issued in calendar 2021 that remain unvested as of the Separation Date shall be forfeited by YOU. Subject to the last sentence of this paragraph, with respect to any other unvested Stock Options as of the Separation Date (i.e., those issued during calendar 2020 and 2022), such Stock Options will continue to vest as originally scheduled and shall be exercisable as follows: (i) those Stock Options that vest in calendar 2023 shall be exercisable for the two (2) year period following their vesting date and (ii) those Stock Options that vest in calendar 2024, 2025 and 2026 shall be exercisable for the one (1) year period following their vesting date. To the extent that terms of this paragraph (b) differ from the terms contained in the respective award agreement related to the RSUs and Stock Options, such award agreements shall be deemed to be amended by this paragraph. In the event of a Change in Control (as defined in the Company’s 2020 Stock Incentive Plan (the “Plan”)) prior to the originally scheduled vesting date of outstanding Stock Options, such Stock Options shall be eligible to become vested and exercisable pursuant to the Plan notwithstanding that a termination of employment previously occurred. Other than as specifically amended by this paragraph 1.b., YOUR RSUs and Stock Options will continue to be governed by the Company’s applicable incentive plan, including the Plan, and award agreements. YOUR rights to the continued vesting of the RSUs and Stock Options and YOUR right to exercise such awards following YOUR Separation Date are subject to YOUR continued compliance with this Agreement, including Section 5 herein.

c.Cooperation after Separation Date. To the extent Company determines that YOU possess information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations, or otherwise, that relates to activities that occurred during the term of Employee’s employment with Company, Employee agrees to make himself reasonably available to provide information and assistance, including, but not limited to, meeting with Company’s counsel, interviews, attending or appearing as a witness at depositions, hearings, pretrial preparation and trial testimony, or other court or administrative proceedings, reviewing documents, and responding to requests for information from government authorities, opposing parties, outside and in-house counsel and otherwise. Company agrees to accommodate Employee’s other commitments in scheduling any such interviews, depositions, pretrial preparation and trial testimony, or information requests, insofar as is reasonably practicable to minimize inconvenience to Employee. The cooperation provided for herein specifically includes, but is not limited to, Employee’s full cooperation, regardless of the time commitment required.

d.Health Care Continuation Coverage. Your active employee health coverage will end on December 31, 2022. You will be eligible to continue your health insurance benefits via continued coverage under COBRA at your option. Other health insurance options may be also available on the health insurance marketplace. More information is available at https://www.healthcare.gov/get-coverage. To assist you with obtaining health insurance coverage the Company will provide you with a one-time additional taxable cash payment of $24,000 in the first full regular payroll period after December 31, 2022. This health insurance subsidy may be used towards COBRA costs, marketplace coverage costs or to offset your future healthcare expenses.

The payments and benefits described in Sections 1(a) and 1(b) above will be provided only if YOU sign and do not revoke this Agreement within the applicable revocation period and, at all times, YOU are in compliance with YOUR obligations under this Agreement and any other applicable documents (otherwise, such payments and benefits will be forfeited). Any payments held up pending the expiration of the revocation period will be paid on the first regular payroll date after it expires. Upon receipt of the consideration provided for under this Agreement, YOU acknowledge YOU will have been paid all compensation and reimbursable expenses to which YOU are or may be entitled.

2.Release of Claims. In exchange for the valuable consideration described in Section 1, to which YOU would not otherwise be entitled and the adequacy of which is hereby acknowledged, by signing this Agreement YOU, for yourself, YOUR spouse, YOUR marital community, and anyone who has or obtains legal rights or claims through YOU, agrees to the following:

a.YOU hereby forever release and discharge Company, including all of their past and present employee benefit, stock and pension plans and funds, divisions, subsidiaries, affiliated entities, successors, assigns, heirs, predecessors in interest, joint ventures, commonly controlled corporations and related entities, and all of their past and present agents, employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, reinsurers, fiduciaries, administrators, and trustees, whether acting as an agent for Company or in an individual or any other capacity (collectively “Released Parties”) from any and all causes of actions, charges, complaints, suits, claims, demands, obligations, costs, losses, damages, rights, judgments, attorneys’ fees or other fees, expenses, bonds, bills, penalties, fines, and all other liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, including but not limited to those arising from any acts or omissions occurring up to and including the date YOU sign this Agreement, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which YOU or they had or may claim to have by reason of any actual, alleged or threatened act, omission, transaction, practice, plan, policy, procedure, conduct, statement, occurrence or other matter, or any number or combination thereof.

Such released claims include, without limitation, any and all claims of discrimination on the basis of race, color, sex, sexual harassment, religion, retaliation, creed or national origin under Title VII of the Civil Rights Act of 1964, as amended, or on the basis of age under the Age Discrimination in Employment Act of 1967, as amended, or on the basis of disability under the Americans with Disabilities Act, or on the basis of sex under the Equal Pay Act; any and all claims of pay discrimination under Title VII of the Civil Rights Act, Lilly Ledbetter Fair Pay Act, Americans with Disabilities Act, and Age Discrimination in Employment Act; any and all claims of discrimination on the basis of race, color, sex, sexual harassment, sexual orientation, gender identity, marital or familial status, creed, national origin, retaliation, age, religion and disability under any and all applicable state statutes and/or county and city ordinances including but not limited to the Missouri AIDS Act, Mo. Rev. Stat. § 191.665, et seq.; Missouri Breastfeeding Rights Law, Mo. Rev. Stat. § 191.918, et seq.; Missouri Employment Security Act, Mo. Rev. Stat. § 288.010, et seq.; Missouri Equal Pay Law, Mo. Rev. Stat. §§ 290.400 to 290.460; Missouri Genetic Testing Information Bias Law, Mo. Rev. Stat. §§ 375.1300, 375.1303, 375.1306, and 375.1309; Missouri Handicap Discrimination Statute, Mo. Rev. Stat. §§ 209.150, 290.160, 290.162, and 209.180; Missouri Human Rights Act, Mo. Rev. Stat. § 213.010, et seq.; Missouri Minimum Wage Law, Mo. Rev. Stat. § 290.500, et seq.; Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140; Missouri Smokers’ Rights Law, Mo. Rev. Stat. § 290.145, et seq.; Retaliation for Exercise of Rights Under Missouri Workers’ Compensation Act, Mo. Rev. Stat. § 287.010, et seq.; Missouri Victims Economic Safety and Security Act, Mo. Rev. Stat. § 286.625, et seq.; Ohio Fair Employment Practices Act – Ohio Rev. Code Ann. § 4112.01, et seq.; Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim – Ohio Rev. Code Ann. § 4123.90; Ohio Equal Pay Law – Ohio Rev. Code Ann. § 4111.13 et seq.; Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.; Ohio Political Action of Employees Laws; Ohio Witness and Juror Leave Laws - Ohio Rev. Code Ann. § 2313.18, et seq.; Ohio Voting Leave Laws - Ohio Rev. Code Ann. § 3599.06, et seq.; Ohio Military Family Medical Leave Act - Ohio Rev. Code Ann. § 5906.01, et seq.; claims based on a violation of Ohio public policy; and any discrimination/retaliation claims under § 1981 of the Civil Rights Act of 1866; any other claims of discrimination and retaliation under local, state or federal law, regulation or Executive Order; any claims under the Older Worker Benefit Protection Act; any and all claims under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, including any claims in contract or tort; any and all wrongful termination causes of action, including the covenant of good faith and fair dealings, breach of an implied or express contract, negligent or intentional infliction of mental distress, promissory estoppel/detrimental reliance, defamation, negligent retention; any claims for lost wages, benefits, expenses, severance, compensatory or punitive damages, attorneys’ fees, and all claims for any other type of damage relief; any and all claims under the Worker Adjustment and Retraining Notification (WARN) Act; any and all claims under the Family and Medical Leave Act (FMLA); any and all claims under any state labor laws; and any and all claims under the Employee Retirement Income Security Act (ERISA).

b.YOU warrant and represent that (a) YOU have not filed or authorized the filing of any complaints, charges, or lawsuits against Company or any of the Released Parties with any governmental agency, court, or self-regulatory organization (“SRO”) and that if, unbeknownst to YOU, such a complaint, charge or lawsuit has been filed on YOUR behalf, YOU will immediately cause it to be withdrawn and dismissed; (b) YOU have been paid all compensation, wages, bonuses, commissions, and/or benefits to which YOU may be entitled; (c) YOU have no known workplace injuries or occupational diseases, nor are YOU aware of any facts (including any injuries or illnesses) that might lead YOU to file a workers’ compensation claim against any of the Released Parties; (d) YOU have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or any similar state law; and (e) the execution, delivery and performance of this Agreement by YOU does not and will not conflict with, breach, violate, or cause a default under any agreement, contract or instrument to which YOU are a party or any judgment, order or decree to which YOU are subject.

c.It is the intent of the Parties to release all claims of Employee that can legally be released but no more than that.

d.YOU are not, by signing this Agreement, releasing or waiving (1) any existing vested interest YOU may have in any 401(k) or profit sharing plan by virtue of YOUR employment with Company; (2) any rights or claims that may arise after this Agreement is signed; (3) the post-employment benefits and payments specifically promised to YOU under this Agreement; (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement; or (5) any claim YOU have against the Company or any Released Party for indemnification under that certain Indemnification Agreement between YOU and Vertiv Holdings Co, which shall continue despite the termination of your employment (i.e., such termination shall have no adverse impact on any of YOUR rights thereunder and the Company shall remain fully liable under such Indemnification Agreement). It is the express intent of the Parties that the Indemnification Agreement and all the Company’s obligations in its bylaws or otherwise to indemnify YOU shall continue notwithstanding the termination of YOUR employment).

e.Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, YOU agree not to permit, authorize, initiate, encourage, support, join, or continue any lawsuit, complaint, arbitration, or other legal proceeding against any of the Released Parties based in whole or in part on any claim covered by this Agreement. YOU further agree that YOU will not permit yourself to be a member of any class in any court or in any arbitration proceeding seeking relief against any of the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that YOU may not waive a claim released by this Agreement, YOU will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the claims against any of the Released Parties.

f.Notwithstanding the above, nothing in this Agreement shall be construed to limit YOUR right to seek or obtain a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Exchange Act or to receive an award for information provided to any government agency, nor does it limit YOUR ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, SEC, or other federal or state government agency, including providing documents or other information, without notice to Company.

YOU agree that this Agreement may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint or claim arising under any federal, state, local, and/or other law relating to any possible claim that exists, or may have existed, that relates in any way to Company based on any events occurring up to and including the date that YOU sign this Agreement.

3.Return of Property. By signing this Agreement, YOU acknowledge and agree that all documents and materials relating to the business or the services provided by Company are the sole property of Company. By signing this Agreement, YOU further agree and represent that, as soon as possible after the Separation Date, but at the latest within five (5) business days of the Separation Date, YOU will return all Company property within YOUR possession or control to Company, including but not limited to, all external media devices, and other devices; keys, access or identification cards, and credit cards; employee, customer, financial, engineering, marketing records, and all other documents, materials and Confidential Information (as defined herein), whether on computer disc, hard drive, or other form, and all copies thereof that in any manner relate to the business of or the duties and services YOU performed on behalf of Company, unless otherwise agreed to by the Company. Notwithstanding the foregoing, and in consideration of YOUR obligations under this Agreement, YOU may retain the Company issued printer, laptop, and cell phone, conditioned on the cell phone and laptop being backed up and/or replicated to comply with any litigation holds, and then wiped clean of all Company information and software. In order to accomplish this, YOU shall provide the cell phone and laptop to Donna Carter for this purpose within five (5) business days of the Separation Date, and shall cooperate with the Company’s IT Department to ensure the cell phone and laptop are backed up and/or replicated to comply with any litigation holds and then appropriately wiped clean of all Company information.

4.Non-disparagement. YOU agree that YOU have not and will not engage in any conduct that is injurious to the reputation or interests of Company or the Released Parties, or any of their officers, directors, employees, or agents, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) Company or the Released Parties, or any of their officers, directors, employees, or agents, or disclosing any of the facts or circumstances surrounding any allegations raised by YOU and/or surrounding the ending of YOUR employment with Company. For purposes of this Agreement, the term “disparage” includes without limitation making any comments, written or oral, or statements to any third party, the press, or other media regarding Company, the Released Parties, or any of their officers, directors, employees, or agents; any individual or entity with whom Company has a business relationship; or any other third party that could adversely affect in any manner (a) the conduct of Company’s business or the business reputation of Company, the Released Parties, or any director, officer, employee, or agent thereof, or (b) the personal reputation of any director, officer, employee, or agent of Company or the Released Parties. Likewise, the Company, in its corporate capacity, shall not engage in conduct that is injurious to YOUR reputation or interests. The foregoing portion of this Section shall apply only to representatives of the Company at the level of executive officer or individuals acting at their direction. In addition, the Company, in its corporate capacity, will provide a letter of recommendation to Mr. Johnson for employment affiliated with similar roles, consulting, boards or any other roles within a reasonably requested timeframe.
5.Post-Employment Restrictions.
a.Definition of Key Terms.
(1.)“Business Contact” means contact that is intended to establish or strengthen a business or professional relationship for Vertiv, regardless of whether the contact is with a customer directly assigned to YOU or a customer with which YOU otherwise had contact in furtherance of the YOUR job duties.

(2.)“Business of Vertiv” means provision of mission critical equipment for vital applications in data centers, communication networks, and commercial and industrial environments throughout the United States and abroad through its various Business Units including, but not limited to, design, engineering, manufacturing, and sales of products, services and software as of the Separation Date to Customers throughout the world.
(3.)“Business Units” means one or more of the businesses within Vertiv. YOU understand that Vertiv intends to keep the restrictions in this Agreement narrow by defining Business Units as a means of identifying the actual work YOU perform for the Company and potential competitive activity as it relates to YOUR employment and post-employment activities and not as a means of broadening such activity to Business Units for which YOU did not work.
(4.)“Competing Business” means any individual (including YOU), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is directly engaged in whole or in relevant part in any business or enterprise that is the same as, or substantially the same as, the Business of Vertiv, or that is taking material steps to engage in such business.
(5.)“Confidential Information” means (i) competitively sensitive information, (ii) of importance to Vertiv, (iii) that is kept in confidence by Vertiv, (iv) that becomes known to YOU through YOUR employment with Vertiv, and (v) that is not a trade secret under the Ohio Trade Secrets Act, the Defend Trade Secrets Act of 2016, or other applicable law, as trade secrets are and shall remain separately protected and enforceable pursuant to applicable law. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, information about Vertiv’s operations, services, research and development of Vertiv’s operations or services, names and other listings of Customers or Prospective Customers, proposals to any Customers or Prospective Customers, the terms of any arrangements or agreements with any Customers or Prospective Customers, including payment and pricing information, the implementation of Customer-specific projects, the composition or description of future services that will or may be offered by Vertiv, marketing strategies, financial and sales information, and technical expertise and know-how developed by Vertiv, including the unique manner in which Vertiv conducts its business. Confidential Information further includes the whole or any portion of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique, improvement, business information or plans, financial information, purchasing data, supplier data, or accounting data research or development information, manufacturing procedures, processes, or information, or engineering information that has not been published or disseminated or otherwise become a matter of general public knowledge. Confidential Information also includes information disclosed to Vertiv by any third party (including, but not limited to, Customers or Prospective Customers) that Vertiv is required to treat as confidential. Confidential Information shall not include information readily available in the public domain so long as such information was not made available through the wrongdoing or fault of YOU or any other individual.
(6.)“Customers” means those individuals, companies, or other entities for whom Vertiv has provided or does provide products or services in connection with the Business of Vertiv in the one (1) year period preceding the Separation Date.
(7.)“Prospective Customers” means those individuals, companies, or other entities whom Vertiv has provided written proposals concerning the Business of Vertiv in the one (1) year period preceding the Separation Date.

(8.)“Restricted Territory” means the geographic territory in which any Business Unit of Vertiv operates and competes for business if, in the five (5) year period preceding the Separation Date, YOU: (1) performed work for the Business Unit; (2) had responsibility over the Business Unit; (3) had access to Confidential Information and/or Trade Secrets of the Business Unit; or (4) had Business Contact with Customers or Prospective Customers of the Business Unit.
(9.)“Trade Secret(s)” means information defined as a trade secret by the Ohio Trade Secrets Act or Defend Trade Secrets Act of 2016 or other applicable law.
(10.)“Vendors and Suppliers” means any individuals, companies, or government entities that supply materials or services to Vertiv in furtherance of the Business of Vertiv, regardless of whether or not they are also a Competing Business.
b.Trade Secret and Confidential Information.
Following YOUR Separation Date, YOU agree that YOU will not, either individually or for the benefit of any other person or entity, or as an employee of any other person or entity, directly or indirectly: use, disclose reproduce, distribute, or otherwise disseminate Vertiv’s Confidential Information or Trade Secrets, or take any action causing, or fail to take any action necessary to prevent any such information, to lose its character or cease to qualify as Confidential Information or a Trade Secret, unless (i) specific written authorization is granted by Vertiv; (ii) YOU are required to do so by law or by order of a Court of competent jurisdiction; or (iii) a court of competent jurisdiction determines that a shorter timeframe for non-disclosure is required, which, in any event, shall not be less than five (5) years following the Separation Date. YOU agree that YOU will not use any Confidential Information or Trade Secrets to compete with Vertiv, directly or indirectly, for YOUR own benefit or for the benefit of any other person or entity. YOU agree to ask Vertiv if YOU have any questions about whether particular information is Confidential Information or a Trade Secret before using or disclosing such information. For example, YOU agree to contact Vertiv if YOU take a job with an entity that is not a Competing Business (e.g., a vendor, insurance provider, or government agency) where that job will require YOU to use or disclose Confidential Information or Trade Secrets such as pricing or contracting information in a manner that could adversely affect Vertiv.
However, nothing in this Agreement is intended to be or will be construed to prevent, impede, or interfere with any right of any person to respond accurately and fully to any question, inquiry, or request for information regarding employment with Vertiv when responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. In such circumstances, there is no requirement to contact Vertiv, before engaging in communications with any Federal, State or other regulatory authority. Further, nothing in this Agreement is intended to restrict Employee’s legally protected right to discuss wages, hours or other working conditions with co-workers or in any way limit Employee’s rights under the National Labor Relations Act or any Whistleblower Act.
Further, under the Defend Trade Secret Act, YOU may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local governmental official or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, if a retaliation complaint or other document is filed in a lawsuit for reporting a suspected violation of law, YOU may disclose related Trade Secrets to YOUR attorney and use them in related court proceedings as long as YOU file documents containing Trade Secrets under seal and do not otherwise disclose Trade Secrets except pursuant to court order.
c.Non-Competition and Non-Solicitation.
YOU acknowledge that in YOUR position, YOU play(ed) a critical management role in the oversight of and business or activities of Vertiv, and that if YOU were to work for a competitor upon the termination of employment with Vertiv (for any reason), such action could cause irreparable harm for which Vertiv could not adequately be compensated by damages in an action at law. As such, YOU agree that the following covenants and restrictions are reasonable and necessary to protect Vertiv’s legitimate interests including, but not limited to, the preservation of Confidential Information and Trade Secrets it provided to YOU and customer relationships/goodwill:
(1.)Restrictions on Competing Against Vertiv. YOU agree that for a period of twenty four (24) months from the Separation Date, YOU will not, directly or indirectly, own, manage, operate, join, control, be employed by or with, or participate in any manner with a Competing Business that competes with any Business Unit for which YOU performed work, or for which YOU had access to Confidential Information and/or Trade Secrets, during the last two (2) years prior to the Separation Date anywhere in the Restricted Territory where: (1) doing so will require YOU to provide the same or substantially similar services to any such Competing Business as those which YOU provided to Vertiv during the last two (2) years prior to the Separation Date; (2) YOUR role would involve the use, potential use or inevitable disclosure of Vertiv’s Confidential or Trade Secret Information; or (3) YOUR role would involve contact with Customers or Prospective Customers with which YOU had business contact. In accordance with Opinion 2020-01 of the Ohio Board of Professional Conduct, this provision is not intended to and does not restrict YOUR right to practice law.
To the extent that the provisions of Section 5.C (Non-Competition and Non-Solicitation) conflict with any other agreement signed by YOU relating to competition or solicitation, the provisions that are most protective of Vertiv’s interests, and the interests of any of its subsidiaries or affiliates’, shall govern.
(2.)Restrictions on Interfering with Employment Relationships with Vertiv. YOU agree that for a period of twenty four (24) months from the Separation Date, YOU will not, either directly or indirectly, solicit, call upon, or take away any employee of Vertiv, nor will YOU attempt to or assist anyone else to hire, solicit, call upon, or take away any employee of Vertiv, nor will YOU seek to persuade or assist anyone else to persuade any such employee to discontinue employment with Vertiv. For purposes of this provision, “employee” shall mean any employees or officers who were employed by Vertiv at any point within one (1) year prior to YOUR Separation Date.
(3.)Non-Solicitation of Customers and Prospective Customers. YOU agree that for a period of twenty four (24) months from the Separation Date, YOU will not, either directly or indirectly, solicit, divert, or appropriate, or attempt to solicit, divert or appropriate, any Customer or Prospective Customer with whom YOU have had Business Contact in the twelve (12) month period prior to YOUR Separation Date, or about whom YOU have any Confidential Information or Trade Secrets, for the purpose of providing services that are the same as or substantially similar to those provided in the Business of Vertiv.
d.Non-Interference of Vendors and Suppliers.

YOU agree that following the Separation Date, YOU will not directly or indirectly interfere with Vertiv’s relationships with its vendors and suppliers in any manner that is prohibited by contract or law.
e.Survival.
YOU acknowledge and agree, in light of the scope of Vertiv's business and its legitimate interests in protecting its business, confidential information, customer relationships and customer good will, that the provisions contained in this Agreement above are reasonable and should be fully enforceable. Each restriction set forth in this Agreement shall survive the termination of YOUR employment. The existence of any claim or cause of action against Vertiv shall not constitute a defense against the enforcement by Vertiv of the post-employment restrictions in this Agreement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.
f.Disclosure of Agreement to Third Parties.
YOU agree to provide a redacted copy of this Agreement to any subsequent employer, person, or entity to which YOU intend to provide services that may conflict with any of YOUR obligations in this Agreement prior to engaging in any such activities. YOU agree that Vertiv will need to publicly disclose this document as required by law and that it may also provide a copy of this Agreement or a description of its terms to any Customer, subsequent employer, or other third party at any time as it deems necessary to protect its interests, and YOU agree to indemnify Vertiv against any claims and hold Vertiv harmless from any losses, costs, fees, expenses, and damages arising out of YOUR failure to comply with this paragraph.
g.Injunctive Relief.
YOU acknowledge that Vertiv is engaged in a highly competitive business and the post-employment restrictions contained in this Agreement are necessary to protect the legitimate business interests of Vertiv, including Company goodwill and Customer relationships, Confidential Information and Trade Secrets, and to prevent injury to Vertiv. YOU acknowledge and agree that a breach of any provision of this Agreement by YOU will cause serious and irreparable injury to Vertiv that will be difficult to quantify, and which may not be adequately compensated by monetary damages alone. Thus, in the event of a breach or threatened or intended breach of this Agreement by YOU, YOU agree that Vertiv will be entitled to an injunction, without first posting bond and without notice, restraining YOU from such breach or threatened breach. YOU further agree that nothing in this Agreement shall be construed to prohibit Vertiv from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this Agreement, including the disgorgement of any profits, commissions, or fees realized by YOU, any subsequent employers, any business owned or operated by YOU, or any of YOUR agents, heirs, or assigns, YOU also agree that the knowledge, skills, and abilities YOU possessed at the time of commencement of employment are sufficient to permit YOU to earn a livelihood satisfactory to YOU without violating any provision of this Agreement.  If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorney’s fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.
6.Confidentiality of Agreement. Until this Agreement is public, YOU agree to hold in strict confidence the contents and terms of this Agreement, except (1) as required by subpoena, court order, or applicable law; (2) to secure advice from a legal or tax advisor; (3) to YOUR immediate family; or (4) in a legal action to enforce the terms of this Agreement. YOU further agree to use every effort to prevent disclosure of the existence or terms of this Agreement by any of the persons referred to in (2) and (3) above. YOU agree that the contents of this Paragraph are a material term of this Agreement.

Notwithstanding the foregoing, Company recognizes that YOU may have questions pertaining to this Agreement and authorizes you to communicate with Tyler Nielsen, with regard to compensation and benefits questions and Stephanie Gill, for all other questions related to this Agreement.

7.Remedies. In addition to all other remedies provided for hereunder, if YOU breach any term of this Agreement, Company shall be entitled to its available legal and equitable remedies to the full extent permitted by law, including but not limited to, an injunction and suspending and recovering any and all payments and benefits made or to be made under this Agreement.

8.Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Company or Employee of any liability or unlawful conduct whatsoever. Company and YOU specifically deny any liability or unlawful conduct.

9.Waiver. No waiver of any of the terms of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. Email shall be deemed a “Writing” for the purposes of this Agreement. No waiver of any provision in this Agreement shall extend to or affect any obligation not expressly waived, impair any rights consequent on such obligation, or imply a subsequent waiver of that or any other provision.

10.Successors and Assigns. In the event of YOUR death, your rights hereunder shall pass to YOUR estate. Subject to the foregoing, this Agreement is personal to YOU and may not be assigned by YOU without the written agreement of Company. Company retains the right to transfer its rights and obligations under this Agreement to any successors and/or assigns. Notwithstanding the foregoing, Company hereby agrees to assign and transfer such rights and obligations hereunder to YOUR beneficiaries in accordance with the laws and regulations of Ohio which govern probate and intestate succession.

11.Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the Parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

12.Law Governing. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Ohio or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Ohio. The Parties agree that jurisdiction and venue shall lie exclusively in Franklin County, Ohio for any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.

13.Full Agreement. This Agreement, including all exhibits hereto, contains the full agreement between YOU and Company. Except as specifically provided herein, this Agreement may not be modified, altered, or changed in any way except by written agreement signed by both Parties. The Parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the Parties, other than the Indemnification Agreement and agreements referenced in this Agreement.

14.Section 409A.

a.Interpretation. The benefits provided under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, or other interpretive authority thereunder (“Section 409A”). To the extent that the benefits are subject to Section 409A, this Agreement will be interpreted and construed in favor of YOU to the fullest extent allowed under Section 409A and the applicable guidance thereunder to satisfy the requirements of Section 409A or, alternatively, to comply with an exemption from Section 409A and the applicable guidance thereunder. Each payment of compensation under this Agreement will be treated as a “separate payment” of compensation for purposes of applying Section 409A and the short-term deferral exception.

b.Separation from Service and Specified Employee. To the extent Section 409A applies, any reference herein to a termination of employment, retirement, separation from service or phrases of similar import will mean a “separation from service” as defined in Treasury Regulation § 1.409A-1(h). Notwithstanding anything to the contrary in the Agreement, if YOU are deemed on the Separation Date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that constitutes “nonqualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of YOU, and (ii) the date of YOUR death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph shall be paid to YOU in a lump sum, and any remaining payments and benefits due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.Payment Dates. Whenever a payment under this Agreement specifies a payment period with reference to a number of days or months, the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Agreement for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, to the extent necessary to comply with Section 409A, the payment shall not be paid until the later of (i) the first payroll date of the second calendar year, or (ii) the date that such release becomes effective and irrevocable. YOU shall not have the ability to control, directly or indirectly, the timing of any payments of deferred compensation subject to Section 409A.

d.No Warranty or Guaranty of Tax Treatment. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from the compensation or benefits payable under this Agreement. The Company does not represent that this Agreement complies with Section 409A and in no event shall the Company, its affiliates nor their respective directors, officers, employees or advisers be liable for any additional tax, interest or penalty that may be imposed on YOU (or any other individual claiming a benefit through YOU) pursuant to Section 409A or damages for failing to comply with Section 409A. YOU are solely responsible for the proper tax reporting and timely payment of any tax or interest for which YOU are liable as a result of the compensation or benefits payable pursuant to this Agreement.

e.Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to YOU on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree to the following:

1.    Company’s payment of money, the continued vesting of equity awards which I otherwise would not have a right to under existing Company plans and/or granting of benefits to me constitutes consideration, in addition to any money or benefits that I am currently entitled to receive, for my signing this Agreement, including the Release of Claims, and does not in any way indicate that I have any viable claims against Company or that Company admits any liability to me whatsoever.

2.    I understand and agree that if a Court declares any portion of this Agreement invalid in any manner that all remaining portions of the document will be given full force and effect and all remaining terms and conditions will apply to both parties.

3.    I have up to twenty-one (21) days from the date I received the attached Agreement to decide if I want to sign and enter into this Agreement with Company, including the Release of Claims. I acknowledge that Company has advised me to consult with an attorney to obtain any assistance that I need in reviewing or understanding any part of this document.

    If I fail to return this signed Agreement to Company, Attn: Human Resources, 1050 Dearborn Drive, Columbus, Ohio 43085 by 5:00 p.m. EST on or before the twenty-first day following my receipt of it, the offers contained in this Agreement are withdrawn and will be of no further effect. Email delivery of this Agreement to Cheryl Lim in the Vertiv Human Resources department shall be sufficient delivery for the purposes of this Agreement. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period.

4.     I have been advised that this Agreement, including the Release of Claims, does not become effective for seven (7) days after I sign it. I understand that I may revoke (that is, cancel) the Agreement by submitting my intent to revoke in writing to Company, Attn: Human Resources, 1050 Dearborn Drive, Columbus, Ohio 43085, or via fax to 614-841-5890, during this seven (7) day period and that this Agreement shall not become effective or enforceable and the consideration due shall not become payable until the seven (7) day revocation period has expired and I have not revoked this Agreement. The intent to revoke the Agreement must be in writing and, if mailed, must be postmarked within the revocation period, sent by certified mail, and properly addressed.

5.    This waiver is not requested in connection with an existing incentive or other employment termination program.
6.    I have not relied on any representations, promises, or agreements of any kind made by Company in connection with my voluntary decision to sign this Waiver except those set forth in this Agreement and the attachments to it. I understand this Waiver does not waive rights or claims that may arise after this Waiver is executed, and that I will sign an additional Waiver effective December 31, 2022, the form of which is attached hereto as Exhibit A.

I have read the terms of this Agreement carefully and acknowledge that I have been advised to consult with an attorney to review it and have done so or voluntarily elected not to do so. I clearly understand all of the terms of this Agreement. I have not been forced or pressured in any manner whatsoever to sign this Agreement. I am fully capable of comprehending all of the Agreement’s terms and voluntarily agree to all of its terms.

                        /s/ Robert Johnson
                        Robert Johnson

                        Date:    October 2, 2022

                        Vertiv Holdings Co (and its affiliates)

/s/ Stephanie L. Gill
Stephanie L. Gill
Chief Legal Counsel
                        October 2, 2022
[signature page – Retirement Agreement]

Exhibit A
General Release and Waiver of Claims

This General Release and Waiver of Claims (“Agreement”) is made by and between Robert Johnson (the “Employee,” “YOU” or “YOUR”) and Vertiv Group Corporation (which owns Vertiv Corporation) and Vertiv Holdings Co, Employee’s current employer (collectively, the “Company”) (each, a “Party” and, collectively, the “Parties”), and is effective as of the date set forth on the signature page (the “Date of this Agreement”).
WHEREAS, EMPLOYEE’s employment continued for a period of time pursuant the Retirement Agreement and General Release and Waiver of Claims to which this General Release and Waiver of Claims is Exhibit A (the “Separation Agreement”); and

WHEREAS, EMPLOYEE’s employment with the Company has ended.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Separation from and Termination of Employment.
a.Termination of Employment. EMPLOYEE’s employment with the Company and all positions EMPLOYEE holds or has held with the Company terminated on December 31, 2022 (the “Termination Date”). Except for the payments described in the Separation Agreement, which is hereby incorporated by reference, Employee acknowledges that s/he has received all compensation and Employee benefits to which s/he is otherwise entitled.
b.Salary Compensation through the Termination Date. Regardless of whether Employee executes this Agreement and to the extent that Employee has not already received payment, Company shall pay Employee (i) all unpaid base compensation to which s/he is otherwise entitled at her/his current rate and status (“Current Base Salary”) as of the Termination Date, for all time worked through the Termination Date.
c.No Additional Payments for Bonus, Commission, or other Incentive Plan Compensation. The compensation and benefits described above and payments described below, are in full accord and satisfaction and inclusive of, any bonus, commission, or other incentive pay due to Employee for employment up to and including the Termination Date. Except as explicitly provided for in this Agreement and the Separation Agreement, Employee shall have no right to any further payments by the Company, including payment of bonuses, commissions, deferred compensation, or any other incentive payments or bonus payments.
d.Separation Agreement Monetary Consideration. Pursuant to the Separation Agreement and in exchange for execution of this Agreement, the Company shall provide to EMPLOYEE the monetary consideration provided for in paragraph 1 of the Separation Agreement.
e.No Prior Entitlement to Severance Benefits. The parties agree that the Company has no legal obligation to furnish Employee with all the monetary consideration provided for in the Separation Agreement, which is in addition to anything of value to which Employee was already entitled to before signing this Agreement.
2.Release by Employee. In exchange for the valuable consideration described herein, to which Employee would not otherwise be entitled and the adequacy of which is hereby acknowledged, by signing this Agreement Employee, for himself, his spouse, his marital community, and anyone who has or obtains legal rights or claims through him, agrees to the following:

a.Employee hereby forever releases and discharges Company, including all of their past and present Employee benefit and pension plans and funds, divisions, subsidiaries, affiliated entities, successors, assigns, heirs, predecessors in interest, joint ventures, commonly controlled corporations and related entities, and all of their past and present agents, Employees, representatives, officers, directors, shareholders, attorneys, accountants, insurers, reinsurers, fiduciaries, administrators, and trustees, whether acting as an agent for Company or in an individual or any other capacity (collectively “Released Parties”) from any and all causes of actions, charges, complaints, suits, claims, demands, obligations, costs, losses, damages, rights, judgments, attorneys’ fees or other fees, expenses, bonds, bills, penalties, fines, and all other liabilities of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, including but not limited to those arising from any acts or omissions occurring up to and including the date Employee signs this Agreement, including those arising under any theory of law, whether common, constitutional, statutory or other of any jurisdiction, foreign or domestic, whether known or unknown, whether in law or in equity, which Employee or they had or may claim to have by reason of any actual, alleged or threatened act, omission, transaction, practice, plan, policy, procedure, conduct, statement, occurrence or other matter, or any number or combination thereof.
Such released claims include, without limitation, any and all claims of discrimination on the basis of race, color, sex, sexual harassment, religion, retaliation, creed or national origin under Title VII of the Civil Rights Act of 1964, as amended, or on the basis of age under the Age Discrimination in Employment Act of 1967, as amended, or on the basis of disability under the Americans with Disabilities Act, or on the basis of sex under the Equal Pay Act; any and all claims of pay discrimination under Title VII of the Civil Rights Act, Lilly Ledbetter Fair Pay Act, Americans with Disabilities Act, and Age Discrimination in Employment Act; any and all claims of discrimination on the basis of race, color, sex, sexual harassment, sexual orientation, gender identity, marital or familial status, creed, national origin, retaliation, age, religion and disability under any and all applicable state statutes and/or county and city ordinances including but not limited to the Missouri AIDS Act, Mo. Rev. Stat. § 191.665, et seq.; Missouri Breastfeeding Rights Law, Mo. Rev. Stat. § 191.918, et seq.; Missouri Employment Security Act, Mo. Rev. Stat. § 288.010, et seq.; Missouri Equal Pay Law, Mo. Rev. Stat. §§ 290.400 to 290.460; Missouri Genetic Testing Information Bias Law, Mo. Rev. Stat. §§ 375.1300, 375.1303, 375.1306, and 375.1309; Missouri Handicap Discrimination Statute, Mo. Rev. Stat. §§ 209.150, 290.160, 290.162, and 209.180; Missouri Human Rights Act, Mo. Rev. Stat. § 213.010, et seq.; Missouri Minimum Wage Law, Mo. Rev. Stat. § 290.500, et seq.; Missouri Service Letter Statute, Mo. Rev. Stat. § 290.140; Missouri Smokers’ Rights Law, Mo. Rev. Stat. § 290.145, et seq.; Retaliation for Exercise of Rights Under Missouri Workers’ Compensation Act, Mo. Rev. Stat. § 287.010, et seq.; Missouri Victims Economic Safety and Security Act, Mo. Rev. Stat. § 286.625, et seq.; Ohio Fair Employment Practices Act – Ohio Rev. Code Ann. § 4112.01, et seq.; Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim – Ohio Rev. Code Ann. § 4123.90; Ohio Equal Pay Law – Ohio Rev. Code Ann. § 4111.13 et seq.; Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.; Ohio Political Action of Employees Laws; Ohio Witness and Juror Leave Laws - Ohio Rev. Code Ann. § 2313.18, et seq.; Ohio Voting Leave Laws - Ohio Rev. Code Ann. § 3599.06, et seq.; Ohio Military Family Medical Leave Act - Ohio Rev. Code Ann. § 5906.01, et seq.; claims based on a violation of Ohio public policy; and any discrimination/retaliation claims under § 1981 of the Civil Rights Act of 1866; any other claims of discrimination and retaliation under local, state or federal law, regulation or Executive Order; any claims under the Older Worker Benefit Protection Act; any and all claims under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, including any claims in contract or tort; any and all wrongful termination causes of action, including the covenant of good faith and fair dealings, breach of an implied or express contract, negligent or intentional infliction of mental distress, promissory estoppel/detrimental reliance, defamation, negligent retention; any claims for lost wages, benefits, expenses, severance, compensatory or punitive damages, attorneys’ fees, and all claims for any other type of damage relief; any and all claims under the Worker Adjustment and Retraining Notification (WARN) Act; any and all claims under the Family and Medical Leave Act (FMLA); any and all claims under any state labor laws; and any and all claims under the Employee Retirement Income Security Act (ERISA).

b.Employee warrants and represents that (a) Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against Company or any of the Released Parties with any governmental agency, court, or self-regulatory organization (“SRO”) and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will immediately cause it to be withdrawn and dismissed; (b) without waiving any prospective or retrospective rights under the Fair Labor Standards Act (FLSA), Employee has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled; (c) Employee has no known workplace injuries or occupational diseases, nor is Employee aware of any facts (including any injuries or illnesses) that might lead Employee to file a workers’ compensation claim against any of the Released Parties; (d) Employee has been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or any similar state law; and (e) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate, or cause a default under any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject.
c.It is the intent of the Parties to release all claims of Employee that can legally be released but no more than that.
d.YOU are not, by signing this Agreement, releasing or waiving (1) any existing vested interest YOU may have in any 401(k) or profit sharing plan by virtue of YOUR employment with Company; (2) any rights or claims that may arise after this Agreement is signed; (3) the post-employment benefits and payments specifically promised to YOU under this Agreement and the Separation Agreement; (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement; or (5) any claim YOU have against the Company or any Released Party for indemnification under that certain Indemnification Agreement between YOU and Vertiv Holdings Co, which shall continue despite the termination of your employment (i.e., such termination shall have no adverse impact on any of YOUR rights thereunder and the Company shall remain fully liable under such Indemnification Agreement). It is the express intent of the Parties that the Indemnification Agreement and all the Company’s obligations in its bylaws or otherwise to indemnify YOU shall continue notwithstanding the termination of YOUR employment).

e.Except as may be necessary to enforce this Agreement, and to the fullest extent permitted by law, Employee agrees not to permit, authorize, initiate, encourage, support, join, or continue any lawsuit, complaint, arbitration, or other legal proceeding against any of the Released Parties based in whole or in part on any claim covered by this Agreement. Employee further agrees that Employee will not permit herself to be a member of any class in any court or in any arbitration proceeding seeking relief against any of the Released Parties based on claims released by this Agreement, and that even if a court or arbitrator rules that Employee may not waive a claim released by this Agreement, Employee will not accept or be entitled to any money damages or other relief in connection with any other action or proceeding asserting any of the claims against any of the Released Parties.
f.Notwithstanding the above, nothing in this Agreement shall be construed to limit Employee’s right to seek or obtain a whistleblower award from the Securities and Exchange Commission (“SEC”) pursuant to Section 21F of the Exchange Act or to receive an award for information provided to any government agency, nor does it limit Employee’s ability to communicate with any government agencies or otherwise participate or cooperate with an investigation conducted by the Equal Employment Opportunity Commission, SEC, or other federal or state government agency, including providing documents or other information, without notice to Company. Employee agrees that this Agreement may be pled as a complete bar to any action or suit before any administrative body or court with respect to any complaint or claim arising under any federal, state, local, and/or other law relating to any possible claim that exists, or may have existed, that relates in any way to Company based on any events occurring up to and including the date that Employee signs this Agreement.
3.Provisions Relating to ADEA Release. Employee understands that the foregoing general release of claims also releases any claims that Employee may have against any Released Party under the Age Discrimination in Employment Act of 1967, except any challenge to the knowing and voluntary nature of ADEA waiver. Employee represents that he is aware, understands and agrees that:
a.The claims released above include all claims he has or may have arising out of or related to the Age Discrimination in Employment Act (the “ADEA”).
b.Those ADEA claims waived, released and discharged do not include any claims that may arise after the Date of this Agreement;
c.He has twenty-one (21) days within which to consider this Agreement;
d.He is advised to consult with an attorney regarding, and before signing, this Agreement;
e.He may revoke this Agreement at any time within seven (7) days after the day he signs it, and this document will not become effective or enforceable and no payments or benefits under this Agreement will be payable until the eighth day, and only if Employee has not revoked this waiver. after the Date of this Agreement, on which day (the “Effective Date”), this Agreement will automatically become effective and enforceable unless revoked within that seven-day period; and
f.This waiver is not requested under an employment termination or other exit incentive.

4.    Confidentiality. Unless this Agreement is made public by the Company, without the prior written authorization of the Company, Employee shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to Employee’s spouse, his/her attorneys and accountants or as otherwise required by law), the terms or existence of this Agreement.
5.    No Admission of Liability or Wrongdoing. Both Parties to this Agreement agree that its existence and payments are not an admission of any wrongdoing, unlawful conduct or liability by either Party and both Parties agree not to assert that this Agreement is an admission of wrongdoing or liability. The Parties agree that this Agreement is a compromise and settlement of claims.
6.    Continuation and Effect of Prior Agreements.
a.    Employee has certain continuing obligations to the Company including specific obligations relating to non-disclosure, confidentiality, non-solicitation and non-competition as specified in the Separation Agreement.
b.    The Parties agree that nothing in this Agreement alters the obligations of the Parties as specified in the Separation Agreement, which Agreement continues in effect.

c.    With the exception of the Separation Agreement, any other oral or written employment contract(s) previously existing between the Company and Employee and the obligations of all parties thereunder, except to the extent they are carried over and preserved in the Separation Agreement and/or this Agreement, are of no further force or effect.

7.    Miscellaneous.
a.Waiver. No waiver of any of the terms of this Agreement shall be effective unless in writing and signed by the party to be charged therewith. No waiver of any provision in this Agreement shall extend to or affect any obligation not expressly waived, impair any rights consequent on such obligation, or imply a subsequent waiver of that or any other provision.

b.Successors and Assigns. This Agreement is personal to Employee and may not be assigned by Employee without the written agreement of the Company. The Company retains the right to transfer its rights and obligations under this Agreement to any successors and/or assigns.

c.Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the Parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the Parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

d.Law Governing. This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Ohio or, where applicable, United States federal law, in each case, without regard to any conflicts of law provisions or those of any state other than Ohio. The Parties agree that jurisdiction and venue shall lie exclusively in Franklin County, Ohio for any action involving the validity, interpretation, or enforcement of this Agreement, or for any claim for breach of this Agreement, for damages, and for other relief sought under this Agreement.

e.Full Agreement. This Agreement, including the Separation Agreement to which this is Exhibit A, contains the full agreement between Employee and the Company. Except as specifically provided herein, this Agreement may not be modified, altered, or changed in any way except by written agreement signed by both Parties. The Parties agree that this Agreement, in conjunction with the Separation Agreement, supersedes and terminates any and all other written and oral agreements and understandings between the Parties, other than those referenced in this Agreement.

f.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been included.

EMPLOYEE HAS READ THIS DOCUMENT, FULLY UNDERSTANDS EVERY TERM AND VOLUNTARILY, AND KNOWINGLY ENTERS INTO THIS AGREEMENT.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: ____________________
    EMPLOYEE

Dated:____________________        ________________________________
VERTIV HOLDINGS CO (AND ITS AFFILIATES)